Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 24, 2010, except for Note 2 and Note 27 as to which the date is March 23, 2010, relating to the financial statements, which appears in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 30, 2010